Exhibit 5


May 15, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

I have acted as counsel for Plymouth Rubber Company, Inc., (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the Company's State Street Solutions Prototype Defined Contribution Plan, including the Profit Sharing - Nonstandardized Adoption Agreement and Supplement, (the "Plan") and 100,000 shares of the Company's Class B Common Stock, $1.00 par value ("Class B Common Stock"), making available to purchase on the open market through the Plymouth Rubber Company Class B Common Stock Fund (the "Company Stock Fund") as one of the Investment funds in which a Participant may direct the Plan Trustee to invest his/her Employer Elective Contribution, Salary Reduction Contribution and Matching Contribution under the Plan. In this capacity and in connection with the opinion hereinafter expressed, I have reviewed the Company's Restated Articles of Organization, its By-Laws, as amended, and other pertinent documents, corporate records and proceedings;
and I am familiar with the additional proceedings in connection with the preparation and filing of the Registration Statement.

Based on the foregoing and subject to the proposed additional proceedings being taken as now contemplated by me as counsel for the Company, I am of the opinion that:

1. The Company is a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and in good standing under the corporate laws thereof.

2. The shares covered by the Registration Statement and to be offered and sold pursuant to the Prospectus (as defined in Part I of Form S-8) constitute duly authorized capital stock of the Company and when purchased under the Plan, will be legally and validly issued, fully paid and nonassessable shares of Class B Common Stock of the Company.


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Information Statement which constitutes a part of the Prospectus related to the Registration Statement.


Very truly yours,

/s/Deborah A. Kream
   Deborah A. Kream
   General Counsel